INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the incorporation by reference in the Registration Statement of Walker Financial Corporation on Form S-8 [File No. 333-114658] of our report, which includes an explanatory paragraph as to the Company's ability to continue as a going concern, dated March 17, 2006, with respect to our audits of the consolidated financial statements of Walker Financial Corporation as of December 31, 2005 and for the years ended December 31, 2005 and 2004 appearing in the Annual Report on Form 10-KSB of Walker Financial Corporation for the year ended December 31, 2005.




/s/Marcum & Kliegman, L.L.P.
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New  York,  New  York
March  22,  2006